Exhibit 8.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[date]

Integrys Energy Group, Inc.

Tax Opinion Regarding Mergers

Ladies and Gentlemen:

We have acted as counsel for Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of June 22, 2014 (the “Merger Agreement”), among the Company and Wisconsin Energy Corporation, a Wisconsin corporation (“Parent”), and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4, as amended (the “Form S-4”), which includes the Proxy Statement/Prospectus.  Pursuant to the Merger Agreement, (i) WEC Acquisition Corp, a Wisconsin corporation (“Merger Sub”), will merge with and into the Company, with the Company surviving (the “Initial Merger”), and (ii) immediately thereafter, the Company will merge with and into GET Acquisition Corp. a Wisconsin Corporation (“Subsequent Merger Sub”), with Subsequent Merger Sub surviving (the “Subsequent Merger” and, together with the “Merger”, the “Mergers”).  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Merger Agreement, (ii) the Form S-4 and (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion (the “Representation Letters”).  In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the relevant statements concerning the Mergers set forth in the Merger Agreement and the Form S-4 are true, correct  and complete  and will remain true, correct and complete at all times up to and including the Subsequent Effective Time, (iii) the representations made by Parent and the Company in their respective Representation Letters and in the Merger Agreement are true, correct and complete and will remain true, correct and complete at all times up to and including the Subsequent Effective Time, (iv) any representations or statements made in the Merger Agreement or the Representation Letters to the knowledge or belief of any person or entity or with similar qualification are true, correct and complete and will remain true, correct and complete at all times up to and including the Subsequent Effective Time, in each case without such qualification, (v) all applicable reporting requirements have been or will be satisfied, and (vi) the parties have satisfied and complied with and, if applicable, will continue to satisfy and comply with, the relevant covenants and obligations contained in the Merger Agreement and the various other documents related thereto.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, in our opinion, for U.S. Federal income Tax purposes, the Initial Merger and the Subsequent Merger, taken together as a single integrated transaction, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code in which the Company is to be treated as merging directly with and into Subsequent Merger Sub with the Company Common Stock converted in such merger into the right to receive the Merger Consideration.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. Federal taxation.  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect.  We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

Very truly yours,

Integrys Energy Group, Inc.

200 East Randolph Street

Chicago, Illinois 60601-6207